Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

biote Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	72,069,990(2)	$4.41(3)	$ 317,828,65.90	0.0000927	$ 29,462.72

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	67,856,462(4)	$4.41(3)	$ 299,246,997.42	0.0000927	$27,740.20

Fees to Be Paid	Equity	Warrants to purchase shares of common stock	457(g)	5,566,666(5)	—(6)	—(6)	—	—(6)

	Total Offering Amounts					$617,075,653.32

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$ 57,202.91

(1)

In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of the primary issuance of 72,069,990 shares of Class A Common Stock, consisting of (i) 7,937,500 shares of Class A Common Stock issuable upon the exercise of 7,937,500 warrants originally issued in the initial public offering of Haymaker Acquisition Corp. III (the “IPO”) of Class A Common Stock (the “Public Warrants”), (ii) 5,566,666 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) that were previously part of 5,566,666 private placement units (“Private Placement Units”) purchased by Haymaker Sponsor III LLC (the “Sponsor”) in connection with the IPO and (iii) 58,565,824 shares of Class A Common Stock issuable to the Members (as defined in the Registration Statement on Form S-1 (the “Registration Statement”)) upon exercise of the Retained Biote Units (as defined in the Registration Statement) pursuant to the Exchange Rights (as defined in the Registration Statement).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on June 10, 2022, as reported on the Nasdaq Stock Market.

(4)

Consists of 67,856,462 shares of Class A Common Stock registered for resale by the selling securityholders named in this registration statement, consisting of: (i) 7,937,500 shares of Class A Common Stock originally issued in a private placement to the Sponsor in connection with the IPO (the “Founder Shares”), (ii) 5,566,666 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants and (iii) 54,352,296 shares of Class A Common Stock issuable to the Members (as defined in the Registration Statement on Form S-1 (the “Registration Statement”)) upon exercise of the Retained Biote Units (as defined in the Registration Statement) pursuant to the Exchange Rights (as defined in the Registration Statement).

(5)	Represents the resale of 5,566,666 Private Placement Warrants, which were issued on March 4, 2021 and will become exercisable on June 25, 2022.

(6)

In accordance with Rule 457(g), the entire registration fee for the Private Placement Warrants is allocated to the shares of common stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.